Exhibit 10.15

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

THIS SETTLEMENT AND MUTUAL RELEASE AGREEMENT (this “Agreement”)dated as of April 3, 2024 (the “Effective Date”), is made by and between ELECTROMEDICAL TECHNOLOGIES, INC., a Delaware corporation (the “Company”) and Blue Lake Partners, LLC, a Delaware limited liability company (the “Investor”) (the Company and the Investor are each also referred to herein as a “Party”, and together as the “Parties”).

WHEREAS, on or around March 10, 2022, the Company and the Investor entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company issued to the Investor a promissory note in the principal amount of $307,500.00 (as amended from time to time, the “Note”) and the Warrants (as defined in the Purchase Agreement) (the “Warrants”); and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Settlement, Modifications to Transaction Documents.
a.

The Purchase Agreement, Note, Warrants, and all other ancillary documentation entered into with respect to the Purchase Agreement, Note, and Warrants shall collectively be referred to herein as the “Transaction Documents”.

b.	[Intentionally Omitted].
c.

Notwithstanding any provision of the Note to the contrary, the Company shall have no obligation to pay any interest under the Note (either current interest or default interest (including Default Interest (as defined in the Note)) until the Maturity Date (as amended by this Agreement). All Default Interest that has accrued under the Note prior to the Effective Date shall remain outstanding under the Note, provided, however, that the interest rate (current interest and default interest) under the Note shall be capped at 12.0% per annum beginning on the Effective Date until paid in full. The Parties acknowledge and agree that the total outstanding balance of the Note as of the Effective Date consists of $342,471.58 of principal and accrued interest.

Notwithstanding anything to the contrary in the Transaction Documents, including but not limited to Section 1.10 of the Note, the Parties hereby agree that if, at any time prior to the full repayment or full conversion of all amounts owed under the applicable Note, the Company or any of the Company’s Subsidiaries (as defined in the Purchase Agreement) receives cash proceeds from any source or series of related or unrelated sources on or after the Effective Date, including but not limited to, from payments from customers other than with respect to the Unit Payments described in Section 1(m) of this Agreement, the issuance of equity or debt, the incurrence of indebtedness for borrowed money, a merchant cash advance, sale of receivables or similar transaction, the conversion of outstanding warrants of the Company or any of the Company’s Subsidiaries, the issuance of securities pursuant to an Equity Line of Credit (as defined in the Note) of the Company, or the sale of assets by the Company or any of the Company’s Subsidiaries (for the avoidance of doubt, the unit sales giving rise to the Unit Payments described in Section I(m) of this Agreement shall not give rise to payment obligations of the Company under in this Section 1(c)), the Company shall, (i) inform the Investor of such receipt within three (3) business days of Company’s or the Subsidiaries’ receipt of such proceeds and (ii) pay to the Investor under the Note an amount equal to 10% of such proceeds for the repayment of the outstanding Principal Amount (as defined in the Note) and interest (including any Default Interest) then due under the Note within five (5) business days of Company’s or the Subsidiaries’ receipt of such proceeds; provided, that, the first $150,000 of any such proceeds received by the Company or the Company Subsidiaries shall not be subject to this repayment obligation under this Note. The Parties hereby agree that the promissory note issued by the Company to 1800 Diagonal Lending LLC on or about March 11, 2024 in the principal amount of $149,500 shall be considered within the $150,000 referenced in the proviso above and that the issuance of, and performance under, such note shall not be an Event of Default under the Note. Failure of the Company to comply with this provision shall constitute an Event of Default. The foregoing provisions shall supersede any conflicting provisions in the Note.

d.

The Parties hereby agree that all cash payments made by the Company to the Investor under the Note, pursuant to Section 1.10 of the Note or otherwise, shall reduce the principal owed under the Note first, and shall only be applied to accrued interest and penalties (if applicable) under the Note after the principal has been repaid in full.

e.

Notwithstanding anything to the contrary in Section 1.6(e) of the Note, if any Dilutive Issuance (as defined in the Note) occurs during the period beginning on the Effective Date and continuing through the date that is twelve (12) calendar months after the Effective Date (the “Affected Period”), the Conversion Price (as defined in the Note) under the Note shall be reduced, at the option of the Investor, to a price equal to the quotient obtained by dividing by the Sum X (as defined in this Agreement) by the Sum Y (as defined in this Agreement). “Sum X” shall mean the sum of(A) the product obtained by multiplying the Common Stock Deemed Outstanding (as defined in this Agreement) prior to such Dilutive Issuance by the Conversion Price then in effect plus (B) the aggregate consideration, if any, received by the Company upon such Dilutive Issuance. “Sum Y” shall mean the sum of (A) the Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (B) the aggregate number of shares of Common Stock (as defined in the Note) issued or sold (or deemed issued or sold) by the Company in such Dilutive Issuance.

The foregoing provisions for determining the Conversion Price in a Dilutive Issuance during the Affected Period shall supersede in their entirety the provisions in Section 1.6(e) of the Note for determining the Conversion Price in a Dilutive Issuance. In addition, notwithstanding anything to the contrary in Section l.6(e) of the Note, any issuance of Common Stock or other securities convertible into, exercisable for, or which otherwise provides any person or entity the right to acquire, shares of Common Stock which contains contingencies or triggering events or circumstances to such issuance, conversion or exercise, shall only be considered a Dilutive Issuance upon the occurrence of such contingency or triggering event or circumstance. All other provisions of Section 1.6(e) of the Note shall remain unchanged.

i.

For the avoidance of doubt, if the Company’s issuance of Common Stock Equivalents (as defined in the Note) resulted in the respective Dilutive Issuance, then the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Company in such Dilutive Issuance shall include all shares of Common Stock underlying the respective Common Stock Equivalents (ignoring any beneficial ownership limitations applicable to such Common Stock Equivalents) that resulted in the respective Dilutive Issuance.

ii.

“Common Stock Deemed Outstanding” shall mean (A) the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Company), plus (B) the maximum total number of shares of Common Stock issuable pursuant to all Common Stock Equivalents (as defined in the Note) of the Company (ignoring any beneficial ownership limitations applicable to such Common Stock Equivalents). The Company shall provide the Common Stock Deemed Outstanding within two (2) business days of the Investor’s request.

iii.

Notwithstanding anything to the contrary in this Agreement, Section 1 (e) of this Agreement shall not apply to any Dilutive Issuance that occurred prior to the date of this Agreement, any Dilutive Issuances that occur after the Affected Period, or any Dilutive Issuances during the Affected Period that occur after the Company has received $2,000,000 (the “Maximum Threshold”) of consideration in the aggregate from the issuance of any securities during the Affected Period (for the avoidance of doubt, each time that the Company receives consideration during the Affected Period from the issuance of any securities, such amount shall be aggregated together for purposes of calculating the Maximum Threshold).

iv.	The Company represents and warrants that, as of the Effective Date, the Conversion Price under the Note is equal to $0.00102 per share.

f.

If the Company fails to comply with Section I (c) of this Agreement at any time on or after the Effective Date, then, except as set forth in the proviso below, Section 1(e) of this Agreement shall no longer apply to the Note, and the original Section l.6(e) of the Note shall automatically be in full force and effect. For the avoidance of doubt, the original Section 1.6(e) of the Note shall then apply to every Dilutive Issuance that has occurred on or after the Issue Date (as defined in the Note) of the respective Note (including but not limited to during the Affected Period).

g.	Section 4(c) of the Purchase Agreement, titled “Use of Proceeds”, shall be replaced with “[Intentionally Omitted]”.
h.	Section 4(d) of the Purchase Agreement, titled “Right of Participation and First Refusal”, shall be deleted from the Purchase Agreement.
i.	Section 4(p) or, as applicable, Section 4(o), of the Purchase Agreement, titled “Most Favored Nation”, shall be deleted from the Purchase Agreement.
j.	Section 4(q) or, as applicable, Section 4(p) of the Purchase Agreement, titled “Subsequent Variable Rate Transactions”, shall be deleted from the Purchase Agreement.
k.

Notwithstanding any provisions of Section 5 of the Purchase Agreement to the contrary, the Company obligations with respect to transfer agent instructions and related matters set forth therein shall take into account the $30,000.00 monthly limit on the Investor’s conversions set forth in Section I(n) of this Agreement.

l.	The Maturity Date (as defined in the Note) of the Note shall be extended to September 25, 2025.
m.

In addition to all other payment obligations in the Note, the Company shall pay to the Holder under the Note applied to repayment of the outstanding Principal Amount of the Note an amount equal to $400.00 of the proceeds from the Company’s, sale of each Wellness Pro Plus Infinity unit (and any future new, modified, or upgraded versions of this unit) (collectively, the “Unit Payments”), which Unit Payments shall be made in monthly installments within five (5) business days of the end of each month (with respect to all sales of Wellness Pro Plus Infinity units (and any future new, modified, or upgraded versions of this unit) in the respective calendar month) and the Company shall provide an accounting to the Investor.

n.

Notwithstanding the provisions of Section 1.1 of the Note, the Investor shall only be permitted to effectuate conversions for up to $30,000.00 (of principal only, not interest) under the Note in the aggregate per calendar month unless (i) the Company waives this limitation in writing to the

Investor, (ii) the Common Stock is listed for trading on a national securities exchange (included but not limited to The Nasdaq Stock Market or NYSE), or (iii) the date of the respective conversion is after December 31, 2024.

o.

Notwithstanding the provisions of Section 1.2(a) of the Note, the Investor shall no longer be entitled to deduct $1,750.00 from the conversion amount in a Notice of Conversion to cover Holder’s fees with respect to any conversion under the Note effectuated on or after the Effective Date.

p.	Section 2.1 and 2.4 of the Note shall be revised to except therefrom other currently outstanding promissory note of the Company.
q.

Section 2.6 of the Note shall be revised to provide that the amendments and modifications to the Transaction Documents contemplated by this Agreement and the similar amendments to existing Company promissory note and related transaction documents shall be excepted therefrom.

r.	In Section 2.8 of the Note, clause (c) (regarding Variable Rate Transactions(as defined in the Note)) shall be deleted therefrom.
s.	Section 3.14 of the Note, titled “Cross-Default”, shall be deleted from the Note.
t.	Section 3.15 of the Note, titled “Variable Rate Transactions”, shall be deleted from the Note.
u.	Section 3.17 of the Note, titled “Unavailability of Rule 144”, shall be deleted from the Note.
v.	In Section 3.20 of the Note, the reference to “125%” shall be replaced with “115% (meaning, for the avoidance of doubt, 1.15)”.
w.	Section 4.14 of the Note, titled “Terms of Future Financings”, shall be deleted from the Notc.
x.	Section 4.16 of the Note, titled “Right of First Refusal”, shall be deleted from the Note.
y.	Except as expressly set forth in this Agreement, the Purchase Agreement and the Note shall remain unmodified and in full force and effect.
2.	Mutual Release.
a.

Except as expressly set forth in this Agreement, for and in consideration of the mutual covenants set forth herein, the Investor on its own behalf, and on behalf of its affiliates, partners, grantees, agents, representatives, assigns, assignors, and any person and/or entity claiming through the Investor (collectively, the “Investor Releasing Parties”), hereby irrevocably, unconditionally, and forever releases the Company and its past, present and future officers, directors, members, managers, partners, agents, consultants, employees, representatives, attorneys, accountants, consultants, advisors, partners, partnerships, parent companies, divisions, subsidiaries, owners, joint ventures, commonly-controlled companies, investors, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Company Released Parties”), of and from all liabilities, causes of action, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether previously or presently existing or arising in the future, whether suspected or unsuspected, whether fixed or contingent, including those arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether in law or in equity, which they have or may claim to have against any of the Company Released Parties prior to and as of the Effective Date, including, without limitation, any costs, attorneys’ fees or expenses incurred by the Investor Releasing Parties prior to and as of the Effective Date, solely under and in relation to the Transaction Documents and the transactions contemplated thereby, which, for the avoidance of doubt, shall not release the Company from its continuing obligations under the Purchase Agreement or the Note (as modified by this Agreement); provided, that, this release shall not extend to (i) any obligations incurred under, or arising out of, this Agreement or (ii) any claims or causes of action against the Mailander Law Office, Inc. or Tad Mailander in connection with or relating to any legal opinions issued by the Mailander Law Office, Inc. or Tad Mailander to Investor (which, for the avoidance of doubt shall not modify the release of the Company Released Parties (other than the Mailander Law Office, Inc. and Tad Mailander with respect to the matters described in clause (ii) of this proviso) (all of the aforementioned are collectively referred to as the “Investor Released Claims”). The Investor Releasing Parties hereby acknowledge and agree that, except as expressly set forth in this Agreement and the Transaction Documents (as modified by this Agreement), the Company Released Parties have no other liabilities or obligations, of any kind or nature, owed to the Investor Releasing Parties, in connection with or relating to the Investor Released Claims or otherwise.

b.

Except as expressly set forth in this Agreement, for and in consideration of the mutual covenants set forth herein, the Company on its own behalf, and on behalf of its affiliates, grantees, agents, representatives, assigns, assignors, and any person and/or entity claiming through the Investor (collectively, the “Company Releasing Parties”), hereby irrevocably, unconditionally, and forever releases the Investor and its past, present and future officers, directors, members, managers, partners, agents, consultants, employees, representatives, attorneys, accountants, consultants, advisors, partners, partnerships, parent companies, divisions, subsidiaries, owners, joint ventures, commonly-controlled companies, investors, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Investor Released Parties”), of and from all liabilities, causes of action, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether previously or presently existing or arising in the future, whether suspected or unsuspected, whether fixed or contingent, including those arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether in law or in equity, which they have or may claim to have against any of the Investor Released Parties prior to and as of the Effective Date, including, without limitation, any costs, attorneys’ fees or expenses incurred by the Company Releasing Parties prior to and as of the Effective Date, solely under and in relation to the Transaction Documents and the transactions contemplated thereby, which, for the avoidance of doubt, shall not release the Investor from its continuing obligations under the Purchase Agreement or the Note (as modified by this Agreement); provided, that, this release shall not extend to any obligations incurred under, or arising out of, this Agreement, provided, further, that this release shall encompass all actions of the Investor Released Parties taken prior to the Effective Date, as of the Effective Date, and at all times after the Effective Date with respect to any claim against any of the Investor Released Parties relating to registration as a broker-dealer under any state or federal laws or statutes (all of the aforementioned are collectively referred to as the “Company Released Claims”). The Company Releasing Parties hereby acknowledge and agree that, except as expressly set forth in this Agreement and the Transaction Documents (as modified by this Agreement), the Investor Released Parties have no other liabilities or obligations, of any kind or nature, owed to the Company Releasing Parties, in connection with or relating to the Company Released Claims or otherwise.

c.

The Investor acknowledges that it may hereafter discover facts different from, or in addition to, those which he now believes to be true with respect to the claims released under this Agreement. The Investor hereby expressly and knowingly waives and relinquishes any and all rights that it has or might have under any federal or state statutes or common law principles which purport to protect a party from waiving or releasing claims of which it is not fully aware at the time of such waiver or release. The Investor agrees that the foregoing release and waiver shall be and remain effective in all respects notwithstanding such different or additional facts or discovery thereof, and that this Agreement contemplates the extinguishment of all such claims. By executing this Agreement, the Investor acknowledges the following: (a) it is represented by counsel; and (b) it has been specifically advised by counsel of the consequences of the above waiver and this Agreement generally.

d.

The Investor further agrees, promises, and covenants that it has not and will not, nor will any person, organization or any other entity acting on its behalf, file, charge, claim, sue, participate in, join or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other) on any claims released under this Agreement. The Investor agrees that this Agreement may be pleaded as a full and complete defense to any and all claims and causes of action being released pursuant to this Agreement. The Investor acknowledges and consents that this Agreement may be used as the basis for an injunction to halt any action, suit or other proceeding based upon claims released under this Agreement. If the Investor fails to comply with this Section 2(d), then the Company, at the Company’s sole discretion, may declare this Agreement null and void and of no further force or effect.

e.

The Company acknowledges that it may hereafter discover facts different from, or in addition to, those which he now believes to be true with respect to the claims released under this Agreement. The Company hereby expressly and knowingly waives and relinquishes any and all rights that it has or might have under any federal or state statutes or common law principles which purport to protect a party from waiving or releasing claims of which it is not fully aware at the time of such waiver or release. The Company agrees that the foregoing release and waiver shall be and remain effective in all respects notwithstanding such different or additional facts or discovery thereof, and that this Agreement contemplates the extinguishment of all such claims. By executing this Agreement, the Company acknowledges the follOwing: (a) it is represented by counsel; and (b) it has been specifically advised by counsel of the consequences of the above waiver and this Agreement generally.

f.

The Company further agrees, promises, and covenants that it has not and will not, nor will any person, organization or any other entity acting on its behalf, file, charge, claim, sue, participate in, join or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other) on any claims released under this Agreement. The Company agrees that this Agreement may be pleaded as a full and complete defense to any and all claims and causes of action being released pursuant to this Agreement. The Company acknowledges and consents that this Agreement may be used as the basis for an injunction to halt any action, suit or other proceeding based upon claims released under this Agreement. If the Company fails to comply with this Section 2(f), then the Investor, at the Investor’s sole discretion, may declare this Agreement null and void and of no further force or effect, provided, however, that Sections 2(b), 2(e), and 2(f) of this Agreement shall survive and be in full force and effect even if the Investor’s declares this Agreement as null and void.

g.

If (i) the Company fails to comply with Section 1(c) or 1(m) of this Agreement at any time on or after the Effective Date, or (ii) an event of default occurs under Section 3.2, 3.5, 3.7, or 3.8 of any of the Note, then the Investor, at the Investor’s sole discretion, may declare this Agreement null and void and of no further force or effect, provided, however, that Sections 2(b), 2(e), and 2(f) of this Agreement shall survive and be in fuI I force and effect even if the Investor’s declares this Agreement as null and void.

3.	Miscellaneous.
a.

Notices. Any notices hereunder to the Company or the Investor shall be in writing. If sent by electronic mail, such notices shall be deemed to have been given when sent (provided that electronic confirmation of it being sent is received by the sender). If sent by hand delivery or special courier (e.g., Federal Express), such notices shall be deemed to have been given on the date of delivery thereof as reflected on written confirmation of such delivery. All notices shall be addressed as follows (or to such other address or addresses of which any party shall provide written notice to the other parties hereto).

If to the Company:

ELECTROMEDICAL TECHNOLOGIES, INC.

16561 N. 92ndStreet, Ste. 101

Scottsdale, AZ 85260

Email: ceo@electromedtech.com

If to the Investor:

BLUE LAKE PARTNERS, LLC

e-mail: craig@bluelakepartnersllc.com

b.	Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Company and the Investor.
c.	Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
d.

Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf’ signature page were an original thereof.

e.

Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

f.

Construction. The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the this Agreement or any amendments thereto.

g.

Governing Law and Venue. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, managers, employees or agents) shall be commenced exclusively in the state or federal courts located in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

h.

Successors and Assigns. The Parties agree that this Agreement and all of its terms shall be binding on the Parties and each of them, and, as applicable, on their heirs, executors, administrators, dependents, predecessors, successors, subsidiaries, divisions, alter egos, affiliated corporations, parent corporations and related entities, and their agents, attorneys, officers, directors, successors and assigns.

i.

No Admission. The Parties understand and acknowledge that this is a compromise, settlement and mutual release without any admission of liability or error or bad faith on the part of any party or any of its agents, prior or present attorneys, predecessors, successors, assigns, subsidiaries, divisions, alter egos, affi liated corporations and related entities, and their past or present officers, directors, partners, employees, agents and any or all of them.

j.

Representation by Counsel. Each Party acknowledges that it has been represented by independent legal counsel of its own choice throughout all of the negotiations which preceded the execution of this Agreement and that it has executed this Agreement with the consent and on the advice of such independent legal counsel. The terms of this Agreement have been read and its consequences (including risks, complications, and costs) have been completely explained to each party by that Party’s attorney. Each Party further acknowledges and represents that, in executing this Agreement, they have not relied on any inducements, promises, or representations made by the other Party hereto.

k.

Knowing and Competent Release. Each Party acknowledges that it has read this Agreement and assents to all of the terms and conditions herein without any reservation whatsoever and it has had the same explained to it by its own counsel, who have answered all questions which have been asked of him or her with regard to the meaning of any of the provisions hereof. Each individual party to this Agreement warrants and represents that he or she is fully physically able and mentally competent to execute this Agreement and has a full and complete understanding of its terms. Furthermore, each Party affirms that no legal impediment impairs its competence to proceed with this Agreement.

l.

Capacity and Authority to Bind. Each of the Company and the Investor represents and warrants that (i) it has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Agreement by such party and the consummation by it of the transactions contemplated hereby have been duly authorized by such party’s Board of Directors and no further consent or authorization of such party, its Board of Directors or, as applicable, its shareholders or its debt holders is required, (iii) this Agreement has been duly executed and delivered by such party by its authorized representative, and such authorized representative is the true and official repfesentative with authority to sign this Agreement and bind such party accordingly, and (iv) this Agreement constitutes, and upon execution and delivery by such party, will constitute, a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

m.

Entire Agreement. This Agreement, together with the Transaction Documents (as modified by this Agreement), contain the entire understanding of the Company and the Investor with respect to the matters covered herein and therein and supersede all prior agreements and understandings, oral or written, with respect to such matters.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

ELECTROMEDICAL TECHNOLOGIES, INC.

By:
Name:	Matthew Wolfson
Title:	Chief Executive Officer

BLUE LAKE PARTNERS, LLC

By:
Name:	Craig Kesselman
Title:	Member